Exhibit 10.28

April 27, 2017

Ms.  Anne Olson

4204 240th Street West 4204

Farmington, MN 55024

Dear Anne:

On behalf of IRET Properties, it is my pleasure to extend an offer of employment for the position of Executive Vice President and General Counsel.  While this letter is not an employment contract, it does serve to summarize some important details related to your prospective employment.  If the terms below are agreeable, please sign the document and return to me as soon as possible.

Proposed Start Date:	April 30, 2017
Reporting Structure:	You will report directly to the Chief Executive Officer.
Salary:	Annualized base salary $325,000.00, paid biweekly.
Incentives:	FY2018 LTIP -Full participation in the FY2018 LTIP award, based on 70% of base salary, with the remaining terms the same as the other participants.
FY2018 STIP - Full participation in the FY2018 STIP award based on 70% of base salary, with the remaining terms the same as the other participants.

FY2018 STIP metrics will be based 40% on FFO target, 40% on same store multi-family NOI growth over FY2017 and 20% will be at the discretion of the compensation committee and the Board based on IRET’s strategic plan and an specific individual goals.

FY 2018 LTIP metrics will be 1/3 time based, 1/3 based on IRET’s relative total stockholder return (TSR) measured against the MSCI
U.S. REIT index, and 1/3 will be measured by a relative leverage ratio.

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Threshold, target and max target will be established at the June 2017 meeting of the Board and the Compensation Committee. Award agreements shall be executed shortly thereafter.
Future participation in the STIP and LTIP awards will be as the plan(s) and agreement(s) outline.

Stock Award -  On commencement of employment, you will be granted a restricted stock award for $150,000 of IRET common shares.  The restricted shares will vest over 3 years, in equal 1/3 increments, beginning on the first anniversary of your commencement of employment with IRET.

Change in Control Severance Agreement and Indemnification Agreement - in the same forms as provided to other executive officers. Agreements to be executed on the start date.
Location: Based in the Minneapolis Corporate Office.

Benefits:      You will be eligible for the applicable IRET Properties benefits spelled out in the Employee Handbook.  Other benefits for which you may be eligible become effective at various times throughout your first year of employment.

Below is the list of some of the benefits and eligible start dates:

Benefit	IRET Pays	Eligible Start Date
Health Insurance	varies upon plan	1st of the month following your start date
Dental Insurance	100% for single coverage	1st of the month following your start date
Disability Insurance	100%	1st of the month following your start date
Life Insurance	100%	1st of the month following your start date
401(k) Plan	match up to 4%	eligible after 1000 hours in six months
9 Paid Holidays		1st day of employment

Vacation and sick days are not tracked for Executive Officers.

As with most businesses, our compensation and benefit plans evolve in response to changes in laws, economic conditions, business needs, and other factors.  IRET Properties reserves the right to change any and all of its current compensation and/or benefit plans, with or without prior notice.

IRET Properties is an “at-will” employer and as such, employment with IRET Properties is not for a fixed term or definite period and may be terminated at the will of either party, with or without cause, and with or without prior notice.  Also, no representative of IRET Properties may enter into an employment contract with you or make a binding commitment to you concerning the length or

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terms of your employment or otherwise change the at-will policy, except the CEO who may only do so in a written contract signed by both parties.

This letter also confirms that you have no obligations, oral or in writing, with any former employer that restricts your ability to be employed by IRET Properties and successfully perform your duties for IRET Properties. You understanding that your employment is contingent upon this representation. Additionally, IRET Properties has not made this offer of employment in order to obtain from you any confidential and trade secret information of your former employers and IRET Properties will not ask you to use or disclose such confidential and trade secret information during your employment with IRET Properties. You have a continuing obligation not to use confidential or trade secret information of your former employers. By accepting employment with IRET Properties, you acknowledge that you will not use or disclose any confidential or trade secret information of any former employer.

This employment offer is subject to, and contingent upon, the receipt and approval of IRET Properties of the following:

A.	The receipt of your signed and initialed contingent offer letter.

B.    IRET Properties hires persons who are lawfully authorized to work in the U.S. Therefore, on your first day of employment you are required to complete the Employment Verification (l-9 Form) with proof of your identity and authorization to work. Original documents will be required for verification purposes. A list of acceptable documentation is included for your reference. If you have any questions, please contact Human resources.

C.     For payroll purposes, on your first day of employment you will need to bring your Social Security Card (not a copy) or a letter from the Social Security Administration stating that you qualify for a card and one is being sent to you.

I am pleased to extend this opportunity to you and look forward to working with you.

Sincerely,

/s/ Mark O. Decker, Jr.

Mark O. Decker, Jr.

President

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To accept this offer, initial each page and complete the signature block below.

I accept this offer of employment as stated in this letter:

Signature:/s/ Anne Olson
Name: Anne Olson
Date: April 27, 2017

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